EXHIBIT 10.1

AMENDMENT NO. 4 TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 4 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of September 30, 2014, among MOVADO GROUP, INC., a New York corporation (“Group”), MOVADO GROUP DELAWARE HOLDINGS CORPORATION, a Delaware corporation (“DE Holdings”), MOVADO LLC, a Delaware limited liability company (“LLC”), MOVADO RETAIL GROUP, INC., a New Jersey corporation (“Retail”, and together with Group, DE Holdings and LLC, collectively, “Borrowers”), the financial institutions party to the Loan Agreement (as defined below) from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Lenders and Agent have entered into an Amended and Restated Loan and Security Agreement, dated as of July 17, 2009 (as amended, restated, supplemented and otherwise modified from time to time, the “Loan Agreement”), and the other Loan Documents (as defined in the Loan Agreement); and

WHEREAS, Borrowers have requested that Lenders and Agent agree to amend certain provisions of the Loan Agreement, and Lenders and Agent are willing to agree to such amendments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS. Capitalized terms used in this Amendment (including in the recitals above) and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.

SECTION 2.   ACKNOWLEDGMENTS.

2.1           Acknowledgment of Obligations. The parties hereby acknowledge, confirm and agree that as of the opening of business on September 30, 2014, Borrowers are indebted to Lenders and Agent in respect of Revolver Loans in the aggregate principal amount of $0.00 and in respect of LC Obligations in the aggregate principal amount of $4,277,236.68. Such amounts, together with interest accrued and accruing thereon (to the extent applicable), and fees, costs, expenses and other charges relating thereto, each in accordance with the terms of the Loan Agreement, are unconditionally owing by Borrowers to Agent and Lenders in accordance with the terms of the Loan Documents, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2           Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Agent, for the benefit of Secured Parties, has and shall continue to have valid, enforceable and perfected first priority Liens in the Collateral. Such Liens are the only Liens upon the Collateral, except Permitted Liens.

2.3           Binding Effect of Documents. Borrowers hereby acknowledge, confirm and agree that: (a) each of the Loan Documents has been duly executed and delivered, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrowers contained in the Loan Documents and in this Amendment constitute the legal, valid and binding obligations of Borrowers, enforceable against them in accordance with their respective terms, and Borrowers have no valid defense to the enforcement of such obligations, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity, and (c) Agent and Lenders are entitled to the rights, remedies and benefits provided for in the Loan Documents.

SECTION 3.   AMENDMENTS.

3.1           The definition of “Applicable Margin” now appearing in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Consolidated Fixed Charge Coverage Ratio for the Fiscal Quarter then most recently ended:

Level	Consolidated Fixed Charge Coverage Ratio	LIBOR Revolver Loans	Base Rate Revolver Loans
I	Less than 1.50 to 1.00	1.75%	0.75%
II	Greater than or equal to 1.50 to 1.00 and less than or equal to 2.00 to 1.00	1.50%	0.50%
III	Greater than 2.00 to 1.00	1.25%	0.25%

Until receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ending January 31, 2015, margins shall be determined as if Level III were applicable. Thereafter, the margins shall be subject to change upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate, which change shall be effective on the first day of the calendar month following actual receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.”

3.2           The definition of “FCCR Covenant Trigger Period” now appearing in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“FCCR Covenant Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than or equal to $7,500,000; and (b) continuing until the last day of the first period of 90 consecutive days during which no Event of Default has existed (or, if earlier, the day on which such Event of Default has been waived in accordance herewith) and Availability has been greater than $7,500,000 at all times.”

3.3           The definition of “Permitted Acquisition” now appearing in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Permitted Acquisition: any Acquisition, so long as: (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual; (b) no Debt will be incurred, assumed, or would exist with respect to Borrowers or their Subsidiaries as a result of such Acquisition, other than Debt permitted under Section 10.2.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrowers or their Subsidiaries as a result or such Acquisition other than Permitted Liens; (c) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrowers and their Subsidiaries would have been in compliance with the financial covenants in Section 10.3 for the four (4) Fiscal Quarter period most recently ended prior to the proposed date of consummation of such proposed Acquisition for which financial statements and a Compliance Certificate have been delivered to Agent in accordance with Section 10.1.2(a), (b) or (d), as applicable; (d) Borrowers have provided Agent with a due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent; (e) either (i) at the time of the proposed Acquisition, Borrowers shall have cash assets of not less than $60,000,000 and upon giving effect to such Acquisition, no Revolver Loans will be outstanding, or (ii) at the time of and upon giving effect to the proposed Acquisition, (A) the Consolidated Fixed Charge Coverage Ratio is greater than or equal to 1.10 to 1.0, (B) Domestic EBITDA, plus proceeds of Upstream Payments from Foreign Subsidiaries made in cash, minus the aggregate amount of Distributions and open market purchases by Group of its own Equity Interests permitted under Section 10.2.4, shall be greater than $0 and (C) pro forma Availability shall be greater than $7,500,000; (f) Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days (or such shorter period as Agent may agree) prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent; (g) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries or a business reasonably related thereto; (h) with respect to any Borrower or Domestic Subsidiary, the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States; (i) the aggregate amount of consideration for all such Acquisitions does not exceed $50,000,000 prior to the Revolver Termination Date, (j) with respect to any Foreign Subsidiary, the assets being acquired are located outside the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located outside the United States, provided, that the aggregate amount of consideration for all such Acquisitions does not exceed $50,000,000 prior to the Revolver Termination Date; and (k) the applicable Obligor shall have complied with Section 7.6 or 10.2.10, as applicable.”

3.4           The definition of “Restricted Investment” now appearing in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Restricted Investment: any Investment by a Borrower or Subsidiary, other than: (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to

Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (c) Permitted Acquisitions; (d) loans and advances permitted under Section 10.2.7; (e) Investments received in satisfaction or partial satisfaction of disputed claims or claims against financially troubled account debtors in the Ordinary Course of Business; (f) Investments made by Agent on behalf of Borrowers with the proceeds of Cash Collateral in accordance with the Loan Documents; (g) Cash Equivalents held by Foreign Subsidiaries; (h) Investments made by a Borrower or Guarantor in another Borrower or Guarantor; (i) Investments made by a Foreign Subsidiary in another Foreign Subsidiary; (j) other Investments, so long as either (i) at the time of the proposed Investment, Borrowers shall have cash assets of not less than $60,000,000 and upon giving effect to such Investment, no Revolver Loans will be outstanding, or (ii) at the time of and upon giving effect to the proposed Investment, (A) the Consolidated Fixed Charge Coverage Ratio is greater than or equal to 1.10 to 1.0, (B) Domestic EBITDA, plus proceeds of Upstream Payments from Foreign Subsidiaries made in cash, minus the aggregate amount of Distributions and open market purchases by Group of its own Equity Interests permitted under Section 10.2.4, shall be greater than $0 and (C) pro forma Availability shall be greater than $7,500,000; and (k) Investments existing and disclosed to Agent as of September 30, 2014.”

3.5           The definition of “Revolver Termination Date” now appearing in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Revolver Termination Date: July 17, 2019.”

3.6           Section 3.2.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“3.2.1.           Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.25% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month; provided, that such percentage rate shall be increased to 0.375% per annum for any month in which the average daily balance of Revolver Loans and stated amount of Letters of Credit is less than 50% of the Revolver Commitments. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.”

3.7           Section 10.1.1(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(b)           Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, not more than twice during the period from September 30, 2014 through the Revolver Termination Date and (ii) appraisals of Inventory in Agent’s sole discretion at any time, not more than twice during the period from September 30, 2014 through the Revolver Termination Date, provided, however, that, in the event that the aggregate amount of outstanding Obligations exceeds $5,000,000 at any time, each Borrower shall, and shall cause each Subsidiary to, reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with such examinations (up to two times per Loan Year) and such appraisals (up to one time per Loan Year); provided, further, that in the event that an examination or an appraisal is initiated during an Event of Default, all reasonable charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals (i) at any time in its sole discretion in the event that internal transfer pricing increases by more than ten percent (10%), at Borrowers’ expense, and (ii) at any other time in its reasonable determination, nor to use third parties for such purposes.”

3.8           Clause (c) of Section 10.2.4 of the Loan Agreement is hereby amended in its entirety to read as follows:

“(c) either (i) at the time of the declaration and making of any such Distribution or the making of any such open market purchase, Borrowers shall have cash assets of not less than $60,000,000 and upon giving effect to the declaration or making of such Distribution or the making of any such open market purchase, no Revolver Loans will be outstanding or (ii) at the time of and upon giving effect to the declaration or making of any such Distribution or the making of any such open market purchase, for the four (4) Fiscal Quarter period most recently ended prior to the proposed date of such Distribution or the making of any such open market purchase for which financial statements and a Compliance Certificate have been delivered to Agent in accordance with Section 10.1.2(a), (b) or (d), as applicable, (A) the Consolidated Fixed Charge Coverage Ratio (including, for this purpose, such proposed Distribution or open market purchase) shall be greater than 1.10 to 1.0, (B) Domestic EBITDA, plus proceeds of Upstream Payments from Foreign Subsidiaries made in cash, minus the aggregate amount of Distributions and open market purchases permitted by this Section 10.2.4, shall be greater than $0 and (C) pro forma Availability shall be greater than $7,500,000”

SECTION 4.   REPRESENTATIONS, WARRANTIES AND COVENANTS. Borrowers hereby represent, warrant and covenant with and to Agent and Lenders as follows:

4.1           Representations in Loan Documents. Each of the representations and warranties made by or on behalf of Borrowers to Agent and Lenders in any of the Loan

Documents was true and correct when made and in all material respects is true and correct on and as of the date of this Amendment with the same full force and effect as if each of such representations and warranties had been made by or on behalf of Borrowers on the date hereof and in this Amendment (other than such representations and warranties that relate solely to a specific prior date).

4.2           Binding Effect of Documents. This Amendment and the other Loan Documents have been duly executed and delivered to Agent by Borrowers and are in full force and effect, as modified hereby.

4.3           No Conflict, Etc. The execution, delivery, and performance of this Amendment by Borrowers will not violate any requirement of law or contractual obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien on any of any Borrower’s properties or revenues, other than Permitted Liens.

4.4           No Default or Event of Default. No Default or Event of Default exists immediately prior to, or will exist immediately after, the execution of this Amendment and the other documents, instruments and agreements, if any, executed and delivered in connection herewith.

SECTION 5.   CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT. The effectiveness of the terms and provisions of this Amendment shall be subject to the receipt by Agent of (a) an original of this Amendment, duly authorized, executed and delivered by Borrowers, Agent and Lenders, (b) a supplemental fee letter, in form and substance satisfactory to Agent, duly authorized, executed and delivered by Borrowers and Agent and (c) such other documents, instruments and agreements as Agent in its discretion deems reasonably necessary, all in form and substance satisfactory to Agent.

SECTION 6.   PROVISIONS OF GENERAL APPLICATION.

6.1           Effect of this Amendment. Except as modified pursuant hereto, and pursuant to the other documents, instruments and agreements, if any, executed and delivered in connection herewith, no other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control. Any Loan Document amended hereby shall be read and construed with this Amendment as one agreement.

6.2           Costs and Expenses. Borrowers absolutely and unconditionally agree to pay to Agent, on demand by Agent at any time and as often as the occasion therefor may require, whether or not all or any of the transactions contemplated by this Amendment are consummated: all reasonable fees and disbursements of any counsel to Agent in connection with the preparation, negotiation, execution, or delivery of this Amendment and any documents, instruments and agreements delivered in connection with the transactions contemplated hereby and all reasonable expenses which shall at any time be incurred or sustained by Agent as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Amendment and any documents, instruments and agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby.

6.3           No Third Party Beneficiaries. The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other Person shall have any right, benefit or interest under this Amendment.

6.4           Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effect the provisions and purposes of this Amendment.

6.5           Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

6.6           Merger. This Amendment sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Amendment cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

6.7           Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other document, instrument or agreement furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other documents, instruments and agreements, and no investigation by Agent or any closing shall affect such representations and warranties or the right of Agent and Lenders to rely upon them.

6.8           Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment.

6.9           Reviewed by Attorneys. Borrowers represent and warrant to Agent and Lenders that they (a) understand fully the terms of this Amendment and the consequences of the execution and delivery of this Amendment, (b) have been afforded an opportunity to have this Amendment reviewed by, and to discuss this Amendment and each document, instrument and agreement executed in connection herewith with, such attorneys and other persons as Borrowers may wish, and (c) have entered into this Amendment and executed and delivered all documents in connection herewith of their own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Amendment nor the other documents, instruments and agreements executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Amendment and the other documents, instruments and agreements executed pursuant hereto or in connection herewith.

6.10           Governing Law; Consent to Jurisdiction and Venue.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

(b)           EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 OF THE LOAN AGREEMENT. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

6.11           Waivers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH SUCH BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

6.12           Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

BORROWERS:

MOVADO GROUP, INC.

By:	/s/ Sallie DeMarsilis
Title:	SVP/CFO

MOVADO GROUP DELAWARE HOLDINGS CORPORATION

By:	/s/ Timothy F. Michno
Title:	General Counsel

MOVADO LLC

By:	/s/ Timothy F. Michno
Title:	General Counsel

MOVADO RETAIL GROUP, INC.

By:	/s/ Sallie DeMarsilis
Title:	CFO/Treasurer

Amendment No. 4

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and a Lender

By:	/s/ Robert Q. Mahoney
Title:	Senior Vice President

BANK LEUMI USA, as a Lender

By:	/s/ Iris Schechter
Title:	Vice President

By:	/s/ Eric Halpern
Title:	Senior Vice President

Amendment No. 4